EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SA Recovery Corp. (A Development Stage Enterprise):

We consent to the use, in this amended Form 10/A of SA Recovery Corp. (a development stage enterprise), of our report dated August 15, 2009 except for Note 8 as to which the date is August 31, 2010  on our audit of the financial statements of SA Recovery Corp. as of February 28, 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from inception on July 8, 2008 through February 28, 2009, and the reference to us under the caption “Experts.”

/s/ M&K CPAS, PLLC

Houston, Texas

September 28, 2010